Exhibit 99.1

Media Contact	Investor Relations

Tucker McNeil tel: +1 804.444.6397 mediainquiries@mwv.com	Jason Thompson tel: +1 804.444.2556

James E. Nevels Elected to MWV Board of Directors

RICHMOND, Va., June 26, 2014—The board of directors of MeadWestvaco Corporation (NYSE: MWV), a global leader in packaging and packaging solutions, elected James E. Nevels a director of the company effective June 24, 2014. Nevels has extensive investment, financial and management experience, as well as knowledge of consumer packaged goods markets, which will help guide MWV as the company focuses on achieving its growth and margin goals across its packaging businesses.

Nevels, 62, is chairman of The Swarthmore Group, an investment advisory firm based in Philadelphia that he founded in 1991. He has 30 years of experience in the securities and investment industry, serving from 1984 to 1991 as vice president at Prudential Bache Securities and Smith Barney, Harris Upham & Co., and since then as founder and chairman of The Swarthmore Group.

He is also currently chairman of the board of directors of The Hershey Company, the $7.1 billion chocolate and confectionery brand owner, and chairman of the board of the Federal Reserve Bank of Philadelphia.

He is the recipient of several business and civic awards, including the Thurgood Marshall College Fund Award of Excellence and the World Affairs Council of Philadelphia Atlas Award.

As a member of the MWV board of directors, Nevels’ duties will include his participation on the Audit and Compensation and Organization Development committees.

Nevels is an honors graduate of Bucknell University and earned an M.B.A. from the Wharton School at the University of Pennsylvania and a J.D. from the University of Pennsylvania School of Law.

About MWV

MeadWestvaco Corporation (NYSE:MWV) is a global packaging company providing innovative solutions to the world’s most admired brands in the healthcare, beauty and personal care, food, beverage, home and garden, tobacco, and agricultural industries. The company also produces specialty chemicals for the automotive, energy, and infrastructure industries and maximizes the value of its development land holdings. MWV’s network of 125 facilities and 16,000 employees spans North America, South America, Europe and Asia. The company has been recognized for financial performance and environmental stewardship with a place on the Dow Jones Sustainability World Index every year since 2004. Learn more at www.mwv.com.

###